Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance	Tuesday, October 16, 2007
	(408) 432-1900	US1

LINEAR TECHNOLOGY REPORTS INCREASED REVENUES AND EARNINGS PER SHARE OVER THE PRIOR QUARTER.

Milpitas, California, October 16, 2007, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended September 30, 2007.  Revenue for the first quarter of fiscal year 2008 increased 5.0% to $281.5 million over the previous quarter revenue of $268.1 million and decreased 3.6% or $10.6 million from $292.1 million in the first quarter of fiscal year 2007.  Diluted earnings per share (“EPS”) of $0.40 increased $0.04 per share over fourth quarter diluted EPS of $0.36 per share and increased $0.03 per share over $0.37 per share reported in the first quarter of fiscal year 2007.  Net income in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for the first quarter of fiscal year 2008 of $91.5 million decreased $4.2 million or 4.4% from $95.7 million reported in the fourth quarter of fiscal year 2007 largely due to an increase in net interest expense and an increase in the provision for income taxes. Net income decreased $20.9 million or 18.6% from $112.4 million in the first quarter of fiscal year 2007.

In April 2007, the Company entered into a $3.0 billion accelerated share repurchase (“ASR”) transaction funded by $1.3 billion of the Company’s own cash and $1.7 billion of convertible debt.  As a result, the Company’s first quarter results had both a decrease in interest income and an increase in interest expense when compared to both last quarter and the first quarter of the prior fiscal year.  The first quarter of fiscal year 2008 had higher interest expense than the fourth quarter of fiscal 2007 due to the fourth quarter having two months of accrued interest versus three months in the first quarter of fiscal year 2008. Shares used in the calculation of diluted EPS decreased by 37.2 million shares or 14% from the fourth quarter of fiscal year 2007.  Consequently, the ASR transaction has been accretive to EPS as the impact of the reduced shares was greater than the increase in interest expense and lower interest income.

A cash dividend of $0.18 per share will be paid on November 28, 2007 to stockholders of record on November 16, 2007.

Non-GAAP diluted EPS for the first quarter of fiscal year 2008 was $0.45 a $0.03 per share increase over $0.42 per share in the fourth quarter and $0.04 per share increase over the first quarter of fiscal year 2007.  First quarter non-GAAP net income of $101.4 million decreased $8.5 million from $109.9 million in the fourth quarter and decreased $22.8 million from the first quarter of fiscal year 2007.  The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  Reconciliations of reported net income and reported net income per diluted share to non-GAAP net income and non-GAAP net income per diluted share, respectively, are included at the end of this press release.

According to Lothar Maier, CEO, “This was a good September quarter for us. Revenue, EPS and cash generated from operations all increased and we had a positive book to bill ratio for the quarter. We are pleased with the results of the ASR which was partially responsible for the 11% increase in diluted EPS over the prior quarter which follows on a 12.5% sequential increase in diluted EPS in the quarter before that.

Looking ahead to the December quarter, growth will be impacted by the usual seasonal slowdown in our businesses.  Consequently,  we expect revenues and diluted EPS to increase in the 1% to 4% range from the September quarter just completed.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 1, 2007.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 17, 2007 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (877) 681-3377 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from October 17 through October 23, 2007.  You may access the archive by calling (719) 457-0820 and entering reservation #6421148.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of October 17, 2007 until the first quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras, global positioning systems and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.  For more information, visit www.linear.com.
.
For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended
	September 30,	July 1,	October 1,
	2007	2007	2006
Revenues	$281,488	$268,116	$292,116
Cost of sales (1)	64,061	61,338	64,327
Gross profit	217,427	206,778	227,789

Expenses:
Research & development (1)	47,780	46,713	46,519
Selling, general & administrative (1)	32,781	32,861	34,425
	80,561	79,574	80,944
Operating income	136,866	127,204	146,845
Interest expense	(14,462)	(10,795)	(443)
Interest income	6,434	7,908	16,480

Income before income taxes	128,838	124,317	162,882
Provision for income taxes	37,363	28,593	50,493

Net income	$91,475	$95,724	$112,389

Earnings per share:
Basic	$0.41	$0.37	$0.37
Diluted	$0.40	$0.36	$0.37

Shares used in the calculation of earnings per share:
Basic	224,093	260,664	302,104
Diluted	229,230	266,474	307,740

(1) Includes stock-based compensation charges as follows:

Cost of sales	$1,897	$2,946	$2,762
Research and development	7,747	9,595	8,902
Sales, general and administrative	4,300	5,885	5,422

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30,	July 1,
	2007	2007
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash, cash equivalents and
short-term investments	$752,167	$633,307

Accounts receivable, net of
allowance for doubtful
accounts of $1,770 ($1,775
at July 1, 2007)	134,032	130,546

Inventories	51,413	51,075

Deferred tax assets and
other current assets	42,084	46,176
Total current assets	979,696	861,104

Property, plant & equipment, net	261,171	266,600

Other noncurrent assets	93,604	91,153
Total assets	$1,334,471	$1,218,857

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$11,324	$11,161

Accrued income taxes, payroll & other accrued liabilities	101,818	128,762

Deferred income on shipments
to distributors	39,186	39,946
Total current liabilities	152,328	179,869

Convertible senior notes	1,700,000	1,700,000

Deferred tax and other long-term
liabilities	118,072	46,953

Stockholders’ equity:
Common stock	932,624	902,135

Accumulated Deficit	(1,569,304)	(1,609,453)

Accumulated other comprehensive
income	751	(647)
Total stockholders’ deficit	(635,929)	(707,965)
	$1,334,471	$1,218,857

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended
	September 30,		July 1,		October 1,
	2007		2007		2006

Reported net income (GAAP basis)	$ 91,475		$ 95,724		$ 112,389

Stock-based
compensation (1)	13,944		18,426		17,086

Income tax effect of
non-GAAP
adjustments	(4,044)		(4,238)		(5,297)

Non-GAAP net income	$ 101,375		$ 109,912		$ 124,178

Non-GAAP earnings per share excluding the effects of stock based compensation:
Basic	$ 0.45		$ 0.42		$ 0.41
Diluted	$ 0.45		$ 0.42		$ 0.41

Shares used in the calculation of Non-GAAP earnings per share:
Basic	224,093		260,664		302,104
Diluted	227,591	(2)	264,842	(2)	305,826	(2)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 1,639, 1,632 and 1,914 shares for the three months ended September 30, 2007, July 1, 2007 and October 1 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.